SECURED PROMISSORY NOTE

$200,000 Santa Rosa, California August 23, 2012

FOR VALUE RECEIVED, PHOTOTRON HOLDINGS, INC., a Delaware corporation ("Maker"), promises to pay to the order of DONNA KLAUENBURCH and TAO KLAUENBURCH (collectively, "Payee") the principal sum of Two Hundred Thousand Dollars ($200,000) together with interest thereon from the date of this Secured Promissory Note (this "Note") on the unpaid principal balance.

Interest shall accrue at the rate of seven percent (7%) per annum.

This Note shall be payable in equal quarterly installments of principal and interest in the amount of Fifty-two Thousand Two Hundred six and 47/100 Dollars ($52,206.47) until July 23, 2013, at which time the outstanding principal balance and unpaid accrued interest shall be due and payable. Installment payments shall be due and payable on October 23, 2012, January 23, 2013, April 23, 2013, and July 23, 2013.

Any installment which comes due on a Sunday or a holiday shall be due on the next succeeding business day. All payments due hereunder shall be made without deduction or offset in lawful money of the United States of America to Payee at the following address: P.O. Box 526, Guerneville, CA 95446 or such other person or at such other place as Payee may from time to time designate in writing to Maker.

This Note is issued pursuant to the terms and conditions of that certain Asset Purchase Agreement, dated as of July 23, 2012, by and among Maker, Payee and others (the "Purchase Agreement"). Pursuant to terms and conditions of the Purchase Agreement, performance of this Note is secured by that certain Security Agreement of even date herewith by and between Maker and Payee (the "Security Agreement") and is subject to the terms and conditions of the Purchase Agreement and the Security Agreement.

In the event of default in the terms and conditions of this Note, the Purchase Agreement, or the Security Agreement (or any document or agreement securing performance hereunder or thereunder), such default not being cured, the outstanding principal balance and unpaid accrued interest shall, at the option of Payee, become immediately due and payable. No delay in the exercise of any right or remedy hereunder shall constitute a waiver thereof and the waiver of any right or remedy hereunder on any one occasion shall not be deemed to be a waiver of such right or remedy on any subsequent occasion.

Maker shall pay a late charge of seven percent (7%) of the payment(s) due if not received by Payee within five (5) business days after the date such payment is due. The parties agree that such sum is not a penalty, but represents the reasonable costs that would be incurred by Payee for any such delay in payment. In addition, interest shall accrue on any principal amount past due at the rate equal to the lower of (i) ten percent (10%) per annum, computed on the basis of a 360-day year, or (ii) the maximum amount allowed by law.

There shall be no penalty for prepayment; provided that any prepayment of less than all of the principal and accrued interest shall shorten the term of this Note and not reduce the amount of any installment otherwise becoming due after the prepayment date. Any payment made shall be applied first to interest and then to principal.

Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived.

In the event suit is instituted to collect this Note or any portion thereof, Maker promises to pay such additional sums as the court may adjudge reasonable as attorney's fees in such suit. The venue of any action shall lie in Sonoma County, California.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Maker has executed this Secured Promissory Note as of the date first set forth above.

MAKER:

PHOTOTRON HOLDINGS, INC.

a Delaware corporation

By: /s/ Sterling C. Scott

Sterling C. Scott, CEO

By: /s/ Justin Manns

Justin Manns, CFO